Exhibit 4.4

KINDER MORGAN ENERGY PARTNERS, L.P.
NON-EMPLOYEE DIRECTOR
COMMON UNIT COMPENSATION AGREEMENT

Common Unit Compensation Agreement made effective the ____ day of ___________, ______, between Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), and _______________________ ("Director").

1.

Award. The Partnership has made an award of Cash Compensation (as defined below) which Director is electing to receive in the form of the Partnership's common units representing limited partnership interests ("Common Units"), subject to the terms and conditions contained herein and in the Plan (as defined below).

(a)

Cash Compensation. As contemplated by the Kinder Morgan Energy Partners, L.P. Common Unit Compensation Plan for Non-Employee Directors (the "Plan"), $________ of cash compensation which Director may elect to receive in the form of Common Units (the "Cash Compensation") has been awarded to Director for the ______ calendar year.

(b)

Election to Receive Common Units in Lieu of Cash. In accordance with the terms of the Plan, Director hereby elects to receive the Cash Compensation in the form of the Partnership's common units representing limited partnership interests ("Common Units"). Director shall receive ________ Common Units and $_________ in cash (the "Cash Payment"), as calculated in accordance with the terms of the Plan. The Common Units shall be issued upon acceptance hereof by Director and certificates therefor will be delivered to Director upon satisfaction of the conditions of this Agreement. The Cash Payment shall be paid in installments of $_____ each on March 31, June 30, September 30 and December 31 of 20__.

(c)

Plan Incorporated. Director acknowledges receipt of a copy of the Plan and agrees that the election to receive such Cash Compensation in the form of Common Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.	Common Units. Director hereby accepts the Common Units when issued and agrees with respect thereto as follows:

(a)

Forfeiture Restrictions. To the extent then subject to the Forfeiture Restrictions (as hereinafter defined), the Common Units issued hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Director, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Director or any agent of Director or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Partnership or any agent or any custodian holding certificates for the Common Units. In the event that Director's service as a director of Kinder Morgan Management,

LLC (the "Company"), as the delegate of the general partner of the Partnership, is terminated prior to the lapse of the Forfeiture Restrictions as provided in (b) below (i) by the Company for Cause, or (ii) by voluntary resignation, Director shall, for no consideration, forfeit to the Partnership all Common Units to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Common Units to the Partnership upon such termination of service as a director are herein referred to as "Forfeiture Restrictions."

For purposes of this Agreement, "Cause" is defined as:

(1)	an act by Director of willful misrepresentation, fraud or willful dishonesty intended to result in substantial personal enrichment at the expense of the Partnership or the Company;
(2)	Director's willful misconduct with regard to the Partnership or the Company that is intended to have a material adverse impact on the Partnership or the Company;
(3)

Director's material, willful and knowing violation of Partnership or Company guidelines or policies or Director's fiduciary duties which has or is intended to have a material adverse impact on the Partnership or the Company;

(4)	Director's willful or reckless behavior in the performance of his or her duties which has a material adverse impact on the Partnership;
(5)	Director's willful failure to perform his or her duties;
(6)	Director's conviction of, or pleading nolo contendere or guilty to, a felony; or
(7)

any other willful material breach by Director of his or her obligations to the Partnership or the Company that is not cured within 20 days of receipt of written notice from the Partnership or the Company, as the case may be.

(b)

Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse and cease to apply to the Common Units on _________, 20__.

Upon the occurrence of a Change in Control (as defined in the Plan), the Committee may take any action with respect to the Common Units that it deems appropriate, including but not limited to causing the Forfeiture Restrictions to lapse; provided, however, that if a Change in Control occurs and, in connection with or as a result of such Change in Control, Richard D. Kinder no longer holds or does not continue to hold the office of Chairman of the Company, the Forfeiture Restrictions shall lapse. If Director's service as a director of the Company is terminated for any reason (including death, disability, or Director's failure to be elected as a director at a shareholders meeting at which Director is considered for election) other than (i) by the Company for Cause, or (ii) by voluntary resignation, to the extent the Common Units are subject to Forfeiture Restrictions on the date of such termination, such Forfeiture Restrictions shall lapse.

Common Units with respect to which Forfeiture Restrictions have lapsed shall cease to be subject to any Forfeiture Restrictions, and the Partnership, pending payment of corresponding taxes, shall provide Director a certificate (without the legend referenced in Section 2(c)) below representing the units as to which the Forfeiture Restrictions have lapsed.

If the service of Director as a director of the Company shall terminate prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between Director and the Company or the Committee (as defined in the Plan) as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of this Agreement, the Common Units shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, except that any distributions that may be payable to the holders of record of Common Units as of a date during the period from termination of Director's service as a director to the resolution of such dispute shall:

     (1)   to the extent to which such distributions would have been payable to Director on the Common Units, be held by the Partnership as part of its general funds, and shall be paid to or for the account of Director only upon, and in the event of, a resolution of such dispute in a manner favorable to Director, and then only with respect to such of the Common Units as to which such resolution shall be so favorable, and

     (2)   be retained by the Partnership in the event of a resolution of such dispute in a manner unfavorable to Director only with respect to such of the Common Units as to which such resolution shall be so unfavorable.

(c)

Rights as a Unitholder. Unless otherwise provided in this Agreement, Director shall have the right to receive distributions with respect to the Common Units awarded hereby, to vote such Common Units and to enjoy all other unitholder rights.

(d)

Certificates. One or more certificates evidencing the Common Units shall be issued by the Partnership in Director's name, or at the option of the Partnership, in the name of a nominee of the Partnership, pursuant to which Director shall have voting rights and shall be entitled to receive all distributions unless and until the Common Units are forfeited pursuant to the provisions of this Agreement. Each certificate shall bear the following legend:

THIS CERTIFICATE AND THE COMMON UNITS REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE KINDER MORGAN ENERGY PARTNERS, L.P. COMMON UNIT COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND KINDER MORGAN ENERGY PARTNERS, L.P. A RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE OBTAINED ONLY IN ACCORDANCE WITH THE PROVISIONS OF SUCH PLAN AND AGREEMENT, A COPY OF EACH OF WHICH IS ON FILE IN THE

OFFICE OF THE SECRETARY OF KINDER MORGAN MANAGEMENT, LLC.

Until the Forfeiture Restrictions have lapsed, (i) Director shall not be entitled to delivery of the unit certificate, (ii) the Partnership shall retain custody of the unit certificate, and (iii) Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Units. A breach by Director of the terms and conditions of this Agreement shall cause a forfeiture of the Common Units by Director. Upon request of the Committee, Director shall deliver to the Partnership a stock power, endorsed in blank, relating to the Common Units then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Partnership shall deliver to Director a certificate without legend evidencing the vested Common Units with respect to which Forfeiture Restrictions have lapsed, and shall retain a certificate representing unvested Common Units still subject to Forfeiture Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any Common Units (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such units. The Partnership shall not be obligated to issue or deliver any Common Units if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.

Status of Common Units. Director agrees that, notwithstanding anything to the contrary herein, the Common Units may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Director also agrees that (i) certificates shall bear the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Common Units on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the Partnership constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Common Units.

4.

Changes in Capital Structure. If the outstanding Common Units or other securities of the Partnership, or both, shall at any time be changed or exchanged by declaration of a unit dividend, unit split, combination of units, or recapitalization, the number and kind of Common Units shall be appropriately and equitably adjusted in accordance with the terms of the Plan.

5.

Status as Director. For purposes of this Agreement, Director shall be considered to be in service as a director of the Company as long as Director remains a director of the Company or any successor limited liability company or other legal entity that is the delegate of the general partner of the Partnership. Any question as to whether and when there has been a termination of such service, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final.

6.

Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Common Units.

7.

Binding Effect. The provisions of the Plan and the terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Director, including, without limitation, Director's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Director. This Agreement shall be binding upon and inure to the benefit of any successors to the Partnership.

8.

Agreement Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

9.	Governing Law. To the extent not preempted by any laws of the United States, the Plan shall be construed, regulated, interpreted and administered according to the laws of the State of Texas.

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Director has executed this Agreement, all effective as of the date of first above written.

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc., its general partner

By:	Kinder Morgan Management, LLC, its delegate

By:
Name:
Title:

DIRECTOR
Name:
Social Security Number: